Exhibit 99.7
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
February 19, 2015

Thank you, Steve and good morning everyone.

Yesterday, we announced strong results for the fourth quarter and full year 2014. For the quarter, the Company reported record revenues of $1.7 billion and EPS of $0.86, a year-over-year increase of 32% and 19% respectively. For the full year, we reported both record revenues and EPS of $6.2 billion and $4.19, respectively. These figures represent year-over-year revenue and EPS growth of 41% and 76%, respectively.

Theis provided an update with respect to the highway litigation and related matters. As a reminder, litigation costs related to the federal case are reported in Corporate and any product liability-related expenses are reported in the Construction Products Group. As it relates to the litigation, we have also previously disclosed we could be required to post an appeal bond upon the district court’s entry of a final judgment.  We remain confident we will be able to obtain such a bond, if needed, on an unsecured basis..

During the fourth quarter, the company did not repurchase any shares of its common stock. We determined it was inappropriate to repurchase shares while the FHWA-requested crash testing was in process. For the full year, the Company purchased $31.5 million of its shares, leaving $218.5 million of availability under the current authorization.

We maintain a strong balance sheet with readily available liquidity of approximately $1.6 billion at the end of the fourth quarter.

I will now discuss our current outlook for 2015.

As provided in our press release yesterday, our guidance for 2015 annual EPS is $4.00 to $4.40. We expect the level of quarterly EPS to be relatively consistent throughout the year. I would like to remind you that the first quarter of 2014 included significant sales of leased railcars to Element as the alliance started. As a result, we do expect first quarter 2015 EPS to below last year’s level.

Our annual EPS guidance includes the following assumptions:

•	For the year, we are assuming a tax rate of approximately 33.5%, though this rate could vary quarter-to-quarter.

•	Due to our partial ownership in TRIP and RIV 2013, we expect to deduct between $30 million and $35 million of non-controlling earnings in 2015.

•	The two class method of accounting is expected to reduce EPS by 14 cents per share in 2015, compared to calculating Trinity’s EPS directly from the face of the income statement.

•	And finally, please refer to yesterday’s press release for the dilutive impact from the convertible notes and the weighted average share count for 2015.

Our earnings outlook for 2015 reflects the positive momentum we are experiencing. We are well positioned with the $8.1 billion of backlog in our businesses. At the same time, our businesses acknowledge some uncertainties which could impact our performance in 2015. Our customers are assessing the impacts of oil price volatility on their businesses, with some obviously experiencing negative effects while others benefitting more positively from lower prices. We are also closely watching various labor situations in the U.S., including those causing the temporary shut-down of oil refineries, as well as interruptions of imports and exports on the West Coast.

Our guidance also includes a high level of transactional earnings due the sale of leased railcars. We are working diligently to fulfill this portion of our earnings expectations as a normal course of our business model going forward.

In 2015, as Steve mentioned, we expect our Rail Group to deliver between 32,000 and 34,000 railcars during the year. This will result in total revenues for the Rail Group of between $4.2 billion and $4.4 billion and an expected operating margin of 18% to 19%.

We expect our Leasing Group to record operating revenues for 2015 of $700 million to $725 million, with operating profit from operations of $320 million to $340 million.

Our 2015 guidance includes approximately $1 billion of sales of leased railcars to Element, which will fulfill the $2 billion strategic railcar alliance that we began in December of 2013. We expect the timing of the sales to Element to be more weighted toward the second half of the year. Our guidance assumes most of the leased railcars purchased by Element will be sold directly from the Rail Group. However, based on actual timing, a portion of these sales could ultimately be recognized as car sales in the Leasing Group.

In 2015, we anticipate the Leasing Group will report proceeds from sales of leased railcars from the lease fleet of approximately $430 million to $450 million with profit of $115 million to $130 million. This includes sales of leased railcars to third parties other than Element. Transactional earnings have been a key component of our results, and we expect these earnings to continue. We have developed strong relationships with institutional investors looking to own leased railcars, and the level of interest from this group remains high.

We expect our Construction Products Group to record 2015 revenues of $510 million to $540 million with an operating margin of 8.5% to 9.5%. The decline in our 2015 expectations for this Group, as compared to 2014, is due to ongoing impacts from our ET-Plus litigation and uncertainty around highway funding at the federal and state levels.

Our Inland Barge Group is expected to report 2015 revenues of $620 million to $650 million with an operating margin of 13% to 14%. As Bill mentioned, there is softness in the demand for tank barges, partially offsetting solid demand for hopper barges.

We expect our Energy Equipment Group to generate 2015 revenues of $1.1 billion to $1.25 billion with an operating margin of 11% to 12%. This includes a full year of operating results from the acquisition of the assets of Meyer Steel Structures.

The acquisitions we made in 2014 were primarily within the Energy Equipment Group and are expected to produce EPS in 2015 of approximately 10-15 cents.  The actual operating results are higher, but amortization due to purchase price accounting of certain acquired assets reduces earnings by about 2 cents per share in 2015. We are pleased with the integration of these businesses to date and look forward to their growth potential in 2015 and in future years.  Our acquisition strategy has been focused on industries and products with more stable long-term fundamentals and growth opportunities that can further diversify our portfolio of businesses. The businesses we acquired in 2014 meet these objectives and add value to our company.

Corporate expenses are expected to range from $110 million to $125 million during 2015, which includes ongoing expenses related to the highway federal litigation matter.

In 2015, we expect to eliminate between $600 million and $650 million of revenue and defer between $115 million and $130 million of operating profit due to the addition of new railcars to our lease fleet. We expect these eliminations to be more weighted toward the first-half of the year. We expect to eliminate between $375 million and $395 million of revenues from other intercompany transactions during the year.

The net result of our revenue guidance leads to an expectation of between $7.5 billion and $7.9 billion of gross revenues and $6.5 and $6.9 billion of net revenues for the year, representing net growth of between 5% and 10% as compared to 2014.

As it pertains to cash flow, we expect the annual net cash investment in new railcars in our lease fleet to be between $55 million and $70 million in 2015 after considering the expected proceeds received from leased railcar sales during the year. We may also consider the opportunistic purchase of existing leased railcars during the year.

Full-year manufacturing and corporate capital expenditures for 2015 are expected to be between $250 million and $300 million.

As we said on our last earnings call, we plan to be conservative with respect to capital allocation due to the ongoing highway litigation.  We have significant cash on hand and access to capital through our committed lines of credit at both the corporate and leasing levels.  Current economic uncertainty could present opportunities to make acquisitions at favorable valuations that add long-term value to the company.  If we see such opportunities, we would certainly consider a transaction.  As a normal course of business, we continue to visit regularly with our Board of Directors about our capital planning.

The upper end of our EPS guidance range reflects our goal of achieving a higher level of earnings in 2015. As Tim indicated in his remarks, we established a record earnings platform in 2014, topping our previous record set in 2013. We recognize the importance of sustainable earnings growth and the Company’s business model is aligned with that goal. Our firm backlogs provide us with production visibility in certain businesses and our balance sheet is strong. We are well-positioned in 2015. It is early in the year, and we will closely monitor changes in business conditions and their potential impacts on our diversified portfolio of businesses. At the same time, we are pleased with the opportunities ahead of us.

As we prepare for our question and answer session, please note that Theis’ remarks today pertaining to the ET Plus litigation were very thorough. We have more detail in Note 18 of our Form 10K, that we will file later today. Thus, we would like for the questions today to be focused on our operations as we are unable to comment much further on the litigation or technical aspects of the crash tests.

Our operator will now prepare us for the question and answer session.

-- Q&A Session --